Exhibit 10.41

PRUDENTIAL FINANCIAL, INC.

COMPENSATION PLAN

(Amended and Restated Effective as of November 11, 2008)

ARTICLE 1

PURPOSE

The purpose of the “Prudential Financial, Inc. Compensation Plan” (the “Plan”) is to foster and promote the long-term financial success of Prudential Financial, Inc. (the “Company”) and its Affiliates and materially increase shareholder value by providing market-sensitive programs (e.g., base salary and annual incentive compensation) to Eligible Employees of the Company and its Affiliates that attract and reward highly qualified employees; align with critical business goals and objectives; link to the performance results relevant to the business segment and the Company; retain top performers; pay for results and differentiate levels of performance; and foster contributions that promote Company success.

Effective as of March 11, 2003 (the “Effective Date”), the Plan is hereby adopted.

ARTICLE 2

DEFINITIONS

2.01 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

Administrative Guidelines. “Administrative Guidelines” means the guidelines and information for exercising duties and responsibilities under this Plan as approved by the Senior Vice President, as described in Section 5.01.

Affiliate. “Affiliate” means any corporation or partnership in which the Company owns, directly or indirectly, more than 50% of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership, but excluding any such entity that is excluded from participation in the Plan by the Senior Vice President in his or her sole discretion. “Affiliate” also means any corporation or partnership in which the Company owns, directly or indirectly, 50% or less of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership, provided that any such entity is included in the Plan by the Senior Vice President in his or her sole discretion.

Annual Incentive Award. “Annual Incentive Award” shall have the meaning set forth in Section 4.03(b)(2).

Base Pay. “Base Pay” shall have the meaning set forth in Section4.03(b)(1).

Board. “Board” means the Board of Directors of the Company.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Committee. Generally, the term “Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall designate from time to time. For purposes of any Base Pay or Annual Incentive Award decisions related to Covered Employees under this Plan or the Omnibus Incentive Plan, the Committee shall consist of two or more members of the Board, each of whom shall be a “Non Employee Director” within the meaning of Rule 16b-3, as promulgated under the Securities Exchange Act of 1934 (as amended), an “outside director” within the meaning of section 162(m) of the Code, and an “independent director” under Section 303A of the New York Stock Exchange’s Listed Company Manual, or any successors thereto.

Company. “Company” means Prudential Financial, Inc., a New Jersey corporation, and any successor thereto. Prior to December 18, 2001, “Company” means The Prudential Insurance Company of America.

Covered Employee. “Covered Employee” means any Eligible Employee of the Company or its Affiliates who is deemed to be a “covered employee” for purposes of Code section 162(m).

Effective Date. “Effective Date” generally means March 11, 2003, or as designated by the Senior Vice President for particular Eligible Employees or categories of Eligible Employee.

Eligible Employee. “Eligible Employee” means any U.S.-based regular full-time and regular part-time (but not temporary) employee of the Company or any Affiliate as follows:

(a)	Home Office Employees.

(b)	Field Service Staff Employees.

“Eligible Employee” in no event, however, shall include any of the following:

(1) Prudential Representatives.

(2) Prudential Field Management-Prudential Insurance and Financial Services Employees.

(3) Prudential Field Management-Prudential Preferred Financial Services Employees.

(4) Senior Life Representatives.

(5) Special Agents, other than Special Agents whose regular compensation is paid in foreign currency.

(6) Employees who are classified by Prudential as Canadian or International employees.

(7) Retired employees.

(8) Temporary employees and Full-Time employees hired on a temporary basis, including any employee who performs services for the Employer through a temporary employment agency.

(9) Persons employed on a casual or occasional basis.

(10) Persons retained on a monthly fee or per diem basis.

(11) Persons working under the direction of real estate management firms or other contractors.

(12) Employees covered under a collective bargaining agreement, unless the collective bargaining agreement provides for coverage hereunder.

(13) Any person (other than an individual considered an employee under Code section 3121(d)(3)(B) and specifically defined herein as an Eligible Employee) who performs services for the Employer but is not treated by the Employer at the time of the performance of services as an employee for federal tax purposes (regardless of any subsequent recharacterization), including, without limitation:

(A) Premiere Retired Representatives, Agents Emeritus, or Retired Representatives;

(B) Individuals who perform services for the Employer through for which they are compensated through an employee leasing company, temporary employment agency or other third party agency such as, but not limited to, Spherion and Adecco;

(C) Any former employee;

(D) Any individual who would otherwise be considered an employee solely by being part of an affiliated service group, leasing arrangement or other arrangement under Code Sections 414(m), (n) or (o);

(E) An independent contractor.

(14) Or investment professionals.

Job Grade. “Job Grade” means the various grades assigned to Eligible Employees under Section 4.02.

Manager. “Manager” means the officer of the Company or its Affiliate who is responsible for supervising, directing and evaluating the work of an Eligible Employee. In the case of Job Grades 1 through 4 who are at least the rank of Senior Vice President (including, but not limited to, Covered Employees), the Committee shall be considered the Manager.

Omnibus Incentive Plan. “Omnibus Incentive Plan” means the Prudential Financial, Inc. Omnibus Incentive Plan, as adopted by the Board on March 11, 2003 (and as amended in the future).

Participant. “Participant” shall have the meaning set forth in ARTICLE 3 of the Plan.

Plan Year. “Plan Year” means a period that ends on the last Friday in each December that is also a payday, and begins on the following Monday.

Senior Vice President or SVP. “Senior Vice President” or “SVP” means the most senior Vice President responsible for corporate Human Resources (or the successor to his or her duties relating to corporate Human Resources) or his or her delegate if so provided pursuant to his or her written delegation or written direction.

2.02 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

Unless otherwise specifically designated by the Senior Vice President or the Committee, all Eligible Employees of the Company and any Affiliate are Participants.

ARTICLE 4

JOB GRADES; POWERS OF THE SENIOR VICE PRESIDENT

4.01 Power to Determine Base Pay, Changes in Base Pay and Annual Incentive Awards. Subject to the terms of the Plan (including, but not limited to Sections 5.01 and 5.02) and Article IX of the Omnibus Incentive Plan (with respect to Annual Incentive Awards for Eligible Employees who are Covered Employees), the Senior Vice President shall have the authority to determine, in his or her sole discretion, each Eligible Employee’s Base Pay (including any changes in such Base Pay) as provided in Section 4.03(b)(1) of the Plan, and each Eligible Employee’s Annual Incentive Awards as provided in Section 4.03(b)(2) of the Plan.

4.02 Job Grades; Pay Rates; Administrative Guidelines. The Senior Vice President shall have the authority to develop Job Grades and Administrative Guidelines (as further referenced in Section 5.01) for the application of the principles of this Plan and the Senior Vice President’s authority.

(a) Initially, there will be 18 Job Grades, with the Chief Executive Officer of the Company designated as Job Grade 1. Each Participant will be assigned a Job Grade, as described in Sections 4.02 and 4.03.

(b) Managers and other appropriate officers of the Company or any Affiliate may make recommendations as to or, if authorized by the Senior Vice President, set the Base Pay (including any changes in Base Pay) and the Annual Incentive Award of any Eligible Employee. The Senior Vice President may accept or reject any recommendation or setting of Base Pay or an Annual Incentive Award in his or her sole discretion. The Senior Vice President, in his or her sole discretion, shall determine the terms and conditions of each change in Base Pay and each Annual Incentive Award at the time of grant. The Senior Vice President may establish different terms and conditions for the Base Pay and/or Annual Incentive Award of different Participants, whether or not granted at different times.

4.03 Determining Pay and Changes in Pay.

(a) Job Grades, and Setting the Minimum and Maximum Pay. Subject to the approval of the Senior Vice President, the Company’s Corporate Compensation Department will assign minimum and maximum reference levels of Base Pay, Annual Incentive Award, and total pay to each Job Grade. The reference levels should generally reflect pay patterns in the market based on independent market surveys or surveys by the Company’s Corporate Compensation Department, applying techniques and standards that are generally acceptable in the industry. Initially and on a periodic basis, the Company’s Corporate Compensation Department will collect and analyze additional market data to determine if any change to the structure or placement of jobs within the structure is necessary or appropriate to maintain market competitiveness. If necessary or appropriate, structural compensation changes (e.g., increases to Base Pay or Annual Incentive Award minimums and/or maximums) will be made by the Senior Vice President in his or her sole discretion.

(b) Pay. Each Manager will recommend or set each Participant’s Base Pay and Annual Incentive Award each year based on the reference levels and the Participant’s job performance, as described below. Except as determined by the Senior Vice President in his or her sole discretion, no Eligible Employee in a Job Grade shall be paid outside the minimum or maximum for any type of pay or for total pay for that Job Grade.

(1) Base Pay. Generally, Base Pay is initially set based on the experience, pay history, and past performance of the Participant and based on market data for the applicable job. Increases generally are to be based on market data for the applicable job, the individual performance of the Eligible Employee, the relative performance of the Participant to that of other similarly situated Eligible Employees, Company and/or business unit performance, and budgetary restrictions. A Participant must be employed by the Company or the Affiliate and meet all other eligibility requirements as a Participant, at the time Base Pay increases are effective, to be eligible to receive a Base Pay increase.

(2) Annual Incentive Awards. Generally, Annual Incentive Awards are made within the sole discretion of the Company based on, among other things, (i) Company and/or business unit performance for the applicable Plan Year, which determines the available dollar amounts; (ii) the individual performance of the Participant during the applicable Plan Year; and individual performance relative to other similarly situated Eligible Employees. A Participant must be employed by the Company or the Affiliate and meet all other eligibility requirements as a Participant, on the date the Annual Incentive Award is due to be paid to be eligible to receive the award. There is no accrual or other creation of a right to payment prior to the due date of payment even if the amount of an award is determined with reference to performance over the prior Plan Year or some other period, except as permitted by Section 5.05.

(3) Total Cash Consideration. Generally, the ultimate goal is to review compensation on a total pay basis. Total pay for a particular Plan Year will include the following: (a) the Eligible Employee’s Base Pay prior to his or her Base Pay increase (typically granted in March of the Plan Year), if any; (b) the amount of any Base Pay increase (typically granted in March of the Plan Year); and (c) any Annual Incentive Award paid for the previous Plan Year’s performance (typically paid in February). Managers shall have a reasonable amount of flexibility in the amount of Base Pay increase and Annual Incentive Award that may be used to achieve the total pay amount that the Manager, subject to review by the Senior Vice President (or the Committee, with respect to Covered Employees), determines best meets the combination of market factors and performance for a Participant.

ARTICLE 5

ADMINISTRATION

5.01 Rules, Interpretations and Determinations. The Plan shall be administered by the Company through decisions made and actions taken by its appropriate officers, including, but not limited to, the Senior Vice President, the Vice President of Total Compensation and/or the Vice President of Corporate Compensation. The Senior Vice President may exercise any authority granted under this plan either directly or in the form of Administrative Guidelines approved by the Senior Vice President. The Senior Vice President shall have full authority to interpret and administer the Plan, to establish, amend, and rescind rules, regulations, and guidelines relating to the Plan, and to provide for conditions deemed necessary or advisable for the administration and interpretation of the Plan to carry out their provisions and purposes. This authority shall include, but not be limited to, adopting special rules or adjustments to Base Pay or Annual Incentive Awards for certain categories of employees or in coordination with any and all other benefit and compensation plans of the Company or any Affiliate to assure compliance with all applicable laws (such as the federal securities laws) or to obtain optimal tax deductibility under the Code (including, but not limited to, Code section 162(m)). All such determinations, interpretations, or other actions made or taken by the Senior Vice President shall be made in his or her sole discretion and shall be final, binding, and conclusive for all purposes and upon all persons.

5.02 Authority for Senior Executives and Covered Employees. Notwithstanding anything in this document to the contrary, in the case of Job Grades 1 through 4 who are at least the rank of Senior Vice President, and whenever authority or discretion must be exercised by the Committee for Covered Employees under the Code, the Committee reserves to itself the authority and discretion granted in this Plan to the Senior Vice President. If this reserved authority does not extend to the SVP, the Chief Executive Officer (CEO) of the Company shall have the authority granted herein to the SVP with respect to the SVP. The Committee and the CEO will coordinate with the SVP and other officers to maintain reasonable consistency in the treatment of Eligible Employees except where the Committee, CEO, or SVP, as appropriate, specifically determines that the facts and circumstances warrant otherwise. In addition, the Base Pay and Annual Incentive Award of any Participant in Job Grades 1 through 4 who is employed by an insurance Affiliate shall be approved or ratified by the Board of Directors of the Company or the appropriate Affiliate, to the extent required by law.

5.03 Agents. The Senior Vice President or the Committee may appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements or other documents on its behalf.

5.04 Delegation of Authority. Notwithstanding anything else contained in the Plan to the contrary herein, the Senior Vice President or the Committee may, if otherwise appropriate, delegate to any employee of the Company or any group of employees of the Company or its Affiliates any portion of their authority and powers under the Plan with respect to Participants. Such delegation shall be subject to such terms or conditions or guidelines as the delegating party shall determine and may be for a limited time or task or for an indefinite period subject only to the delegating party’s revocation of the delegation.

5.05 Newly Eligible or Separated Participants. The Senior Vice President shall be entitled to make such rules, determinations and adjustments, as he or she deems appropriate and consistent with the purposes of this Plan, with respect to any Participant who becomes eligible to participate in the Plan after the commencement of a Plan Year or, notwithstanding Section 4.023 (concerning employment on payment due dates), separates from service involuntarily, other than for cause (such as upon a qualifying severance event under a severance plan of the Company or an Affiliate, or occurrence of total disability), or upon an approved retirement. Notwithstanding the foregoing, with regard to any Covered Employee, any entitlement to receive a payment upon a separation from service other than on account of death or disability or an involuntary separation from service following the occurrence of a change in control in respect of amounts intended to be other performance based compensation, within the meaning of Section 162(m) of the Internal Revenue Code, and related to any performance period commencing on or after January 1, 2009, shall be contingent upon achievement, in whole or in part, of the applicable performance goals.

ARTICLE 6

AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION OF PLAN

The Committee may in its sole discretion, at any time and from time to time, amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any Participant or employee.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.01 Transferability of Amounts Payable under the Plan. No amounts payable under the Plan may be transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or as required by law concerning the garnishment or levy of wages.

7.02 Deferral of Payment. The Senior Vice President may permit a Participant to elect, upon such terms and conditions as the Senior Vice President (or the Company, with respect to any deferred compensation plan) may establish, to defer receipt of Annual Incentive Award payments under the Plan.

7.03 No Guarantee of Employment or Participation. Neither the existence of the Plan nor anything in this Plan shall be deemed to constitute a contract of employment between the Company or any affiliate and any Eligible Employee or Participant, nor shall it constitute or create a right to remain in the employ of the Company or any affiliate for any particular period of time. Employment with the Company and its affiliates is employment at will, and either the employee or the employer may terminate the employment relationship at any time, with or without cause of notice. Except to the extent expressly selected by the Senior Vice President to be a Participant, no person (whether or not an Eligible Employee or a Participant) shall at any time have a right to be selected for (or additional) participation in the Plan, despite having previously participated in an incentive or bonus plan of the Company or an affiliate.

7.04 Tax Withholding. The Company, the Affiliate or an affiliate shall have the right and power to deduct from all payments or distributions hereunder, or require a Participant to remit to the Company promptly upon notification of the amount due, an amount to satisfy any federal, state, local or foreign taxes or other obligations required by law to be withheld with respect thereto. The Company may defer payments until such requirements are satisfied.

7.05 No Limitation on Compensation; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans if and to the extent permitted by applicable law. The liability of the Company, any Affiliate or any affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Affiliate or any affiliate thereof or the Committee or the Senior Vice President not expressly set forth in the Plan.

7.06 Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall continue in effect, unless sooner terminated pursuant to ARTICLE 6.

7.07 Governing Law. The Plan shall be construed and administered in accordance with and governed by the laws of the State of New Jersey, without regard to principles of conflict of laws.

7.08 Impact on Benefits. Amounts paid under the Plan shall not be included in an Eligible Employee’s compensation for purposes of calculating benefits under any other benefit or compensation plan, program or arrangement sponsored by the Company or a Affiliate or any other affiliate, unless such plan, program or arrangement expressly provides that amounts paid under the Plan shall be included.

7.09 No Constraint on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company, any Affiliate or any affiliate, from taking any corporate action (including, but not limited to, the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any amounts payable under this Plan. No employee, beneficiary or other person, shall have any claim against the Company, any Affiliate or any affiliate, as a result of any such action.

7.10 Eligible Employee’s Rights Unsecured and Unfunded. The Plan at all times shall be entirely unfunded. No assets of the Company or any Affiliate shall be segregated or earmarked to represent the liability for payments under the Plan. The right of an Eligible Employee to receive a payment hereunder shall be an unsecured claim against the general assets of the Company or the Affiliate that was the employer of such Eligible Employee. All payments under the Plan shall be made from the general assets of the Company or the Affiliate that was the most recent employer of the Eligible Employee.

7.11 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or an Affiliate or any other person or entity that the assets of the Company or any Affiliate will be sufficient to pay any amount hereunder.

7.12 Plan Not Subject to ERISA. In accordance with the underlying federal regulations, this Plan is a compensation program that is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

7.13 Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.